Exhibit 10.1
FORM OF MANAGEMENT AGREEMENT
THIS AGREEMENT made effective the • day of • 2010; by and between CRUDE CARRIERS CORP., a corporation duly organized and existing under the laws of the Marshall Islands with its registered office at 3 Iassonos Street, Piraeus, 185 37, Greece, (“CC”) and CAPITAL SHIP MANAGEMENT CORP., a company duly organized and existing under the laws of Panama with its registered office at Hong Kong Bank Building, 6th floor, Samuel Lewis Avenue, Panama, and a representative office established in Greece at 3 Iassonos Street, Piraeus Greece (“CSM”).
WHEREAS:
CC, a corporation whose shares will be listed and will trade on the New York Stock Exchange, will own vessels and will require certain commercial and technical management, investor relations, strategic, and administrative services for the operation of its business and its fleet; and
CC wishes to engage CSM to provide such commercial and technical management, investor relations, strategic and administrative services to CC on the terms set out herein.
NOW THEREFORE, the parties agree that, in consideration of the fees and cost reimbursement described in Schedule “B” to this Agreement (the “Fees and Costs”) and subject to the Terms and Conditions attached hereto, CSM shall provide the commercial and technical management, investor relations, strategic and administrative services set forth in Schedule “A” to this Agreement (the “Services”).
IN WITNESS WHEREOF the Parties have executed this Agreement by their duly authorized signatories with effect on the date first above written.

CRUDE CARRIERS CORP.
By:
Name:
Title:

CAPITAL SHIP MANAGEMENT CORP.
By:
Name:
Title:

TERMS AND CONDITIONS
Section 1. Definitions.
In this Agreement, the term:
“Affiliates” means, with respect to any Person as at any particular date, any other Persons that directly or indirectly, through one or more intermediaries, are Controlled by, Control or are under common Control with the Person in question, and “Affiliate” means any one of them.
“Applicable Laws” means, in respect of any Person, property, transaction or event, all laws, statutes, ordinances, regulations, municipal bylaws, treaties, judgments and decrees applicable to that Person, property, transaction or event, all applicable official directives, rules, consents, approvals, authorizations, guidelines, orders, codes of practice and policies of any Governmental Authority having authority over that Person, property, transaction or event and having the force of law, and all general principles of common law and equity.
“Books and Records” means all books of accounts and records, including tax records, sales and purchase records, Vessel records, computer software, formulae, business reports, plans and projections and all other documents, files, correspondence and other information of CC with respect to the Vessels or the Business (whether or not in written, printed, electronic or computer printout form).
“Business” means CC’s business of owning, operating and/or chartering or re-chartering Tankers to or from other Persons and any other lawful act or activity customarily conducted in conjunction therewith.
“CC Group” means CC and subsidiaries of CC;
“Change of Control” means with respect to any entity, an event in which securities of any class entitling the holders thereof to elect a majority of the members of the board of directors or other similar governing body of the entity are acquired, directly or indirectly, by a “person” or “group” (within the meaning of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934, as amended), who did not immediately before such acquisition beneficially own securities of the entity entitling such person or group to elect such majority (and for the purpose of this definition, any such securities beneficially owned by another person who is related to such person, or is otherwise a member of a group with such person, shall be deemed to be beneficially owned by such person).
“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y. — Northeastern N.J. Area, All Items (1982-1984 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of amounts provided for in this Agreement shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice-Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as CSM may reasonably select shall be substituted for the Consumer Price Index.
“Control” or “Controlled” means, with respect to any Person, the right to elect or appoint, directly or indirectly, a majority of the directors of such Person or a majority of the Persons who have the right, including any contractual right, to manage and direct the business, affairs and operations of such Person, or the possession of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of Voting Securities, by contract, or otherwise.
“Fiscal Quarter” means a fiscal quarter for CC or, in the case of the fiscal quarter ending March 31, 2010, the portion of such fiscal quarter between the date of this Agreement and the commencement of the next fiscal quarter.
“Governmental Authority” means any domestic or foreign government, including any federal, provincial, state, territorial or municipal government, any multinational or supranational organization, any government agency (including the United States Securities and Exchange Commission), any tribunal, labor relations board, commission or stock exchange (including the New York Stock Exchange), and any other authority or organization exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
“Parties” means CC and CSM.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or trustee, unincorporated organization, association, Governmental Authority or other entity;
“Public Offering” means an initial public offering of shares of CC’s Common Stock that result in gross proceeds of more than $10,000,000.
“Tanker” means a vessel designed to carry liquid cargoes, including crude or fuel oil, and in plural “Tankers”.
“Termination Payment” means (a) initially, $9 million and (b) thereafter, on each one-year anniversary of the date hereof, an amount equal to the Management Fee then in effect increased based on the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months.
“Vessels” means all Tankers and any other type of vessel that are in or come into the ownership, employment, operation or use, of CC or any of its subsidiaries form time to time as set out in Schedule C, as the same may be amended from time to time.
“Voting Securities” means securities of all classes of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.
Section 2. General.
CSM shall provide the Services in a commercially reasonable manner, as CC may from time to time direct, under the supervision of CC. CSM shall perform the Services to be provided hereunder in accordance with customary ship management practice and with the care, diligence and skill that a prudent manager of vessels such as the Vessels would possess and exercise, except that CSM in the performance of its management responsibilities under this Agreement may have regard to its overall responsibility in relation to all vessels as may from time to time be entrusted to its management and in particular, but without prejudice to the generality of the foregoing, CSM may allocate available supplies, manpower and services in such manner as in the prevailing circumstances CSM, in its discretion, considers to be fair and reasonable.
Section 3. Outside Activities.
CC acknowledges that CSM and its Affiliates may, for their own respective accounts and for the accounts of other Persons, have business interests and engage in business activities in addition to those relating to the CC Group and that CSM and its Affiliates may undertake activities that compete or conflict with the activities of the CC Group. CSM and its employees may provide services of a nature similar to the Services to any other Person. There is no obligation for CSM to provide the Services to CC on an exclusive basis.
Section 4. Covenants.
During the term of this Agreement CSM shall:
(a)	diligently provide or subcontract for the provision of (in accordance with Section 17 hereof) the Services to CC as an independent contractor, and be responsible to CC for the performance of the same on the terms set forth herein;
(b)	retain at all times a qualified staff so as to maintain a level of expertise sufficient to provide the Services; and
(c)	keep full and proper Books and Records and accounts showing clearly all transactions relating to its provision of Services in accordance with established general commercial practices and in accordance with United States generally accepted accounting principles.
Section 5. Exclusivity.
CC acknowledges that the appointment of CSM hereunder is an exclusive appointment for the Term. CC shall not remove Vessels from the engagement under this Agreement (except as provided in Section 10 (iii) hereinafter) or appoint other managers with respect to the Vessels or the Business during the Term, except in circumstances in which it is necessary to do so in order to comply with Applicable Law or as otherwise agreed by CSM in writing given reasonable notice. Notwithstanding the foregoing, nothing in this Agreement shall prohibit CC from having its own employees perform Services.
Section 6. Confidential Information.
CSM shall be obligated to keep confidential, both during and after the term of this Agreement, all non-public information it has acquired from CC or developed based on information provided by CC in the course of providing Services under this Agreement. CC shall be entitled to seek any equitable remedy available, including specific performance, against a breach by CSM of this obligation. CSM shall not resist such application for relief on the basis that CC has an adequate remedy at law, and CSM shall waive any requirement for the securing or posting of any bond in connection with such remedy.
Section 7. Service Fee.
In consideration for CSM providing the Services, CC shall pay CSM the fee component of the Fees and Costs as set out in Schedule “B” to this Agreement and reimburse CSM for the cost component of the Fees and Costs as set out in Schedule “B”.
Section 8. General Relationship Between The Parties.
The relationship between the parties is that of independent contractor. The parties to this Agreement do not intend, and nothing herein shall be interpreted so as, to create a partnership, joint venture, employee or agency relationship between CSM and any one or more of CC or any member of the CC Group.

Section 9. Force Majeure and Indemnity.
(a)	Neither CC nor CSM shall be under any liability for any failure to perform any of their obligations hereunder by reason of any cause whatsoever of any nature or kind beyond their reasonable control.
(b)	CSM shall be under no liability whatsoever to CC for any loss, damage, delay or expense of whatsoever nature, whether direct or indirect, (including but not limited to loss of profit arising out of or in connection with detention of or delay to the Vessels) and howsoever arising in the course of performance of the Services UNLESS and to the extent that such loss, damage, delay or expense is proved in a court of competent jurisdiction to have resulted solely from the fraud, gross negligence or willful misconduct of CSM or their employees in connection with the Vessels. In all cases, save where loss, damage, delay or expense has resulted from CSM’s personal act or omission committed with the intent to cause same or recklessly and with knowledge that such loss, damage, delay or expense would probably result, CSM’s liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of US $1,000,000 in aggregate.
(c)	Notwithstanding anything to the contrary in this Agreement, CSM shall not be responsible for any of the actions of the crew of the Vessels even if such actions are negligent, grossly negligent or willful.
(d)	CC shall indemnify and hold harmless CSM and its employees and agents against all actions, proceedings, claims, demands or liabilities which may be brought against them arising out of, relating to or based upon this Agreement including, without limitation, all actions, proceedings, claims, demands or liabilities brought under or relating to the environmental laws, regulations or conventions of any jurisdiction (“Environmental Laws”), or otherwise relating to pollution or the environment, and against and in respect of all costs and expenses (including legal costs and expenses on a full indemnity basis) they may suffer or incur due to defending or settling same, provided however that such indemnity shall exclude any or all losses, actions, proceedings, claims, demands, costs, damages, expenses and liabilities whatsoever that may be caused by or due to (A) the fraud, gross negligence or willful misconduct of CSM or its employees or agents, or (B) any willful breach of this Agreement by CSM.
(e)	Without prejudice to the general indemnity set out in this Section 9, CC hereby undertakes to indemnify CSM, their employees, agents and sub-contractors against all taxes, imposts and duties levied by any government as a result of the operations of CC or the Vessels, whether such taxes, imposts and duties are levied on CC or CSM. For the avoidance of doubt, such indemnity shall not apply to taxes imposed on amounts paid to CSM as consideration for the performance of the Services. CC shall pay all taxes, dues or fines imposed on the Vessels or CSM as a result of the operation of the Vessels.
(f)	Without prejudice to the general indemnity set out in this Section 9, in the event that CM becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with the offering, sale or trading of the securities of CC, or arising out of or based upon securities or similar laws or regulations, or contracts or other agreements or arrangements, regarding the securities of the CC or any of its subsidiaries, CC periodically will reimburse CM for its reasonable legal and other expenses (including the reasonable costs of any investigation and preparation) incurred in connection therewith. CC also will indemnify and hold CM harmless against any and all losses, claims, damages or liabilities to CM in connection with or as a result of any matter referred to in the first sentence of this paragraph. The reimbursement and indemnification obligations of CC are in addition to any liability CC may otherwise have and shall extend, upon the same terms, to the directors, officers, employees, agents and controlling persons of CM.
(g)	It is hereby expressly agreed that no employee or agent of CSM (including any sub-contractor from time to time employed by CSM and the employees of such sub-contractors) shall in any circumstances whatsoever be under any liability whatsoever to CC for any loss, damage or delay of whatsoever kind arising or resulting directly or indirectly from any act, neglect or default on his part while acting in the course of or in connection with his employment and, without prejudice to the generality of the provisions in this Section 9, every exemption, limitation, condition and liberty herein contained and every right, exemption from liability, defense and immunity of whatsoever nature applicable to CSM or to which CSM is entitled hereunder shall also be available and shall extend to protect every such employee or agent of CSM acting as aforesaid.

(h)	CC acknowledges that it is aware that CSM is unable to confirm that the Vessels, their systems, equipment and machinery are free from defects, and agrees that CSM shall not under any circumstances be liable for any losses, costs, claims, liabilities and expenses which CC may suffer or incur resulting from pre-existing or latent deficiencies in the Vessels, their systems, equipment and machinery.
(i)	The provisions of this Section 9 shall remain in force notwithstanding termination of this Agreement.
Section 10. Term and Termination.
(a)	The initial term of this Agreement shall commence on •, 2010 and end on December 31, 2020, unless terminated earlier pursuant to this Agreement (the “Initial Term”).
(b)	This Agreement will, without any further act or formality on the part of either Party, on the expiration of the Initial Term or any Renewal Term, be automatically renewed for a further term of five (5) years (each a “Renewal Term”) unless notice of termination is given by CC to CSM in accordance with Section 10(d)(vi), in the case of the Initial Term, or Section 10(d)(vii), in the case of any Renewal Term.
(c)	This Agreement will terminate without prejudice to the accrued rights if any of the parties without any further act or formality on the part of either Party, with respect to a specific Vessel, on the date being two (2) months after the date (a) CC ceases to be the registered owner of a Vessel by reason of a sale thereof; or (b) if a Vessel becomes an actual or constructive loss the sale or total loss of such Vessel unless CSM is involved actively in the processing and handling of relevant insurance claim. In such case the Vessel shall be considered automatically removed from under this Agreement.
(d)	This Agreement may be terminated by CC on not less than one hundred and twenty (120) days notice if:
(i)	there is a Change of Control of CSM;

(ii)	if, at any time, CSM materially breaches the Agreement and the matter is unresolved after ninety (90) days;

(iii)	CSM has been convicted of, has entered a plea of guilty or nolo contendere with respect to, or has entered into a plea bargain or settlement admitting guilt for, a crime, which conviction, plea bargain or settlement is demonstrably and materially injurious to CC; and the shareholders of CC, in accordance with CC’s articles of incorporation and bylaws, as may be amended from time to time, elect to terminate this Agreement;

(iv)	CSM has been proven to have committed fraud or to have been grossly negligent in the performance of its obligations hereunder, or to have committed an act of willful misconduct, and, in each case, CC is materially injured thereby;

(v)	at any time, CSM becomes insolvent, admits in writing its inability to pay its debts as they become due, is adjudged bankrupt or declares bankruptcy or makes an assignment for the benefit of creditors, a proposal or similar action under the bankruptcy, insolvency or other similar laws of any applicable jurisdiction, or commences or consents to proceedings relating to it under any reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction;

(vi)	if, in the fourth Fiscal Quarter of 2019, CC elects to terminate the Agreement by notice to CSM, which termination shall be effective on December 31, 2020; or

(vii)	if, in the fourth Fiscal Quarter of any Fiscal Year immediately preceding the Fiscal Year that includes the end of any Renewal Term, CC elects to terminate the Agreement by notice to CSM, which termination shall be effective at the end of the Fiscal Year for the final year of such Renewal Term.
(e)	This Agreement may be terminated by CSM:
(i)	after the fifth anniversary of the Public Offering, with six (6) months’ prior notice by CSM to CC;

(ii)	if, at any time, CC materially breaches the Agreement and the matter is unresolved after ninety (90) days;

(iii)	if a receiver is appointed for all or substantially all of the property of CC;

(iv)	if an order is made to wind-up CC;

(v)	if a final judgment, order or decree that materially and adversely affects the ability of CC to perform this Agreement is obtained or entered against CC and such judgment, order or decree has not been vacated, discharged or stayed;

(vi)	if CC makes a general assignment for the benefit of its creditors, files a petition in bankruptcy or for liquidation, is adjudged insolvent or bankrupt, commences any proceeding for a reorganization or arrangement of debts, dissolution or liquidation under any law or statute or of any jurisdiction applicable thereto or if any such proceeding shall be commenced; or

(vii)	the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions of all or substantially all of CC’s assets to a non-Affiliated party;

(viii)	at any time upon the earlier of (A) the occurrence of a Change of Control of CC or (B) CSM’s receipt of written notice from CC that such a Change of Control will occur. The Agreement may be terminated by CSM pursuant to this Section 10(d)(viii) until sixty (60) days after the later of (x) the occurrence of such a Change of Control or (y) CSM’s receipt of the written notice in the preceding clause (B). If CC has knowledge that a Change of Control of CC will occur, CC shall give prompt written notice thereof to CSM.
(f)	If CSM terminates this Agreement pursuant to Section 10(e)(i), CC shall have the option to require CSM to continue to provide Services to CC, for the fees described herein, for up to an additional one-year period from the date of termination of this Agreement.
(g)	If CC terminates this Agreement pursuant to Section 10(d)(vi) or (vii), or CSM terminates this Agreement pursuant to Sections 10(e)(ii) through Section 10(e)(viii), CC shall pay to CSM the Termination Payment in a lump sum amount, payable within 30 days following the date this Agreement terminates.

(h)	Unless the Agreement is terminated by CC in accordance with Clauses (iv) or (v) above, upon termination of this Agreement in relation to any Vessel, the technical management fee will be continued at the agreed rate in effect at the time for ninety (90) days from the date of termination. This is to cover operational and accounting costs of finalizing the Vessels’ disbursements, demurrage, etc. In addition, CC shall continue to pay Crew support costs for an additional period of three (3) calendar months and an equitable proportion of any management staff redundancy costs which may materialise.
(i)	Upon termination or expiry of this Agreement, this Agreement will be void and there shall be no liability on the part of any Party (or their respective officers, directors, employees or Affiliates) except that the obligation of CC to pay to CSM or its Affiliates the amounts of Fees and Costs accrued but outstanding and the terms and conditions set forth in Sections 6, 7, 8, 9, 10, 12, 14, 15, 16 and 17 shall survive such termination. After a written notice of termination has been given under this Section 10 or upon expiry, CC may direct CSM to, at the cost of CC (subject to Section 10), undertake any actions reasonably necessary to transfer any aspect of the ownership or control of the assets of CC to CC or to any nominee of CC and to do all other things reasonably necessary to bring the appointment of CSM to an end at the appropriate time, and CSM shall promptly comply with all such reasonable directions. Upon termination or expiry of this Agreement, CSM shall promptly deliver to any new manager or CC any Books and Records held by CSM under this Agreement and shall execute and deliver such instruments and do such things as may reasonably be required to permit the new manager of CC to assume its responsibilities.
Section 11. Entire Agreement.
This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement and (in relation to such subject matter) supersedes and replaces all prior understandings and agreements, written or oral, between the parties.
Section 12. Amendments to Agreement.
No amendment, supplement, modification or restatement of any provision of this Agreement shall be binding unless it is in writing and signed by each Person that is a Party to this Agreement at the time of the amendment, supplement, modification or restatement. CSM reserves the right to make such changes to this Agreement as it shall consider necessary to take account of regulatory changes which come into force after the date hereof and which affect the operation of the Vessels. Such changes will be intimated in writing to CC and will come into force on intimation or on the date on which such regulatory or other changes come into effect (whichever shall be the later).
Section 13. Severability.
If any provision herein is held to be void or unenforceable, the validity and enforceability of the remaining provisions herein shall remain unaffected and enforceable.
Section 14. Currency.
Unless stated otherwise, all currency references herein are to United States Dollars.
Section 15. Law And Arbitration.
(a)	This Agreement shall be governed by the laws of England. Any dispute under this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment then in force. The arbitration shall be conducted in accordance with the London Maritime Arbitrators’ (LMAA) Terms current at the time when the arbitration is commenced.

(b)	Save as after mentioned, the reference shall be to three arbitrators, one to be appointed by each party and the third by the two arbitrators so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment to the other party requiring the other party to appoint its arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 calendar days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 calendar days specified, the party referring the dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be as binding as if he had been appointed by agreement.

(c)	In cases where no claim or counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.
Section 16. Notice.
Notice under this Agreement shall be given (via hand delivery or facsimile) as follows:
If to CC:
3 Iassonos Street
Piraeus, 185 37, Greece
Attn: Crude Carriers Corp.
Fax: +30 210 428 4285
If to CSM:
3 Iassonos Street
Piraeus, 185 37, Greece
Attn: Capital Ship Management, Managing Director
Fax: +30 210 428 4285
Section 17. Subcontracting And Assignment.
This Agreement is not assignable by either party without the prior written consent of the other party, not to be unreasonably withheld; except that CSM may, without the prior written consent of CC freely assign this Agreement to any Person that is an Affiliate or subsidiary of CSM or, in the case of the Technical Management Services, to Executive Ship Management Inc. a company having its principal place of business in Singapore. CSM may freely subcontract or sublicense any of its duties and obligations hereunder to provide Services to any Persons without the prior consent of CC so long as CSM remains liable for performance of the Services and its other obligations under this Agreement. To the extent CSM subcontracts any Services hereunder, CC shall directly pay the relevant subcontractor all fees, costs, reimbursements, and other expenses payable to such subcontractor if so directed by CSM.

Section 18. Waiver.
The failure of either party to enforce any term of this Agreement shall not act as a waiver. Any waiver must be specifically stated as such in writing.
Section 19. Affiliates.
This Agreement shall be binding upon and inure to the benefit of the affiliates of CC and/or CSM.
Section 20. Counterparts.
This Agreement may be executed in one or more signed counterparts, facsimile or otherwise, each of which shall constitute an original, and which shall together form one instrument.

SCHEDULE A
A. TECHNICAL SERVICES
Crewing. Commencing with or, to the extent reasonably necessary for the provision of Crew Management Services for the efficient operation of any Vessel prior to the acquisition of each Vessel by CC or any of its subsidiaries, CSM shall provide adequately and properly qualified Crew for the Vessel and shall manage all aspects of the employment of the Crew, including, but not limited to the following (collectively, the “Crew Management Services”):
(a)	Employment of Master, officers, and suitably qualified Crew, which in the opinion of CSM is required for the Vessel in accordance with the STCW 95 requirements and trading patters of each Vessel (the “Crew”);
(b)	Payroll arrangements (including pension administration, if applicable);
(c)	Administering and processing increases in crew employment and support expenses resulting from introduction of new, or a change in the interpretation of, applicable laws or resulting from the early termination of the charter of any Vessel;
(d)	Arrangement and administration of Crew insurances and processing of all claims;
(e)	Arrangement of transportation of the Crew, including repatriation;
(f)	Training and discipline of the Crew;
(g)	Conducting union negotiations;
(h)	Supervision of the efficiency of the Crew and administration of all other Crew matters such as planning for the manning of the Vessel;
(i)	Ensuring that the applicable requirements of the law of the flag of the Vessel are satisfied in respect of manning levels, rank, qualification and certification of the Crew and in respect of employment regulations including Crew’s tax, social insurance, discipline and other requirements;
(j)	Ensuring that all members of the Crew have passed a medical examination with a qualified doctor certifying that they are fit for the duties for which they are engaged and are in possession of valid medical certificates issued in accordance with appropriate flag state requirements and, in the absence of applicable flag state requirements, the medical certificate shall be dated not more than three months prior to the respective Crew members leaving their country of domicile and shall be maintained for the duration of their service on board the Vessel;
(k)	Ensuring that the Crew shall have a command of the English language of a sufficient standard to enable them to perform their duties safely and effectively;
(l)	Administering CC’s and CSM’s drug and alcohol policy (taking under consideration any relevant laws or regulations where applicable);

(m)	keeping and maintaining full and complete records of any labor agreements that may be entered into with the Crew and reporting to CC reasonably promptly after notice or knowledge thereof is received of any change or proposed change in labor agreements or other regulations relating to the Crew;

(n)	negotiating the settlement of all wages with the Crew during the course of and upon termination of their employment; and

(o)	performing any other functions or services in connection with the Crew as may be reasonably requested by CC from time to time or as becomes necessary for the smooth and unobstructed operation of the Vessel.
Technical Management Services. Commencing with or, to the extent reasonably necessary for the provision of Technical Management Services for the efficient operation of any Vessel prior to the acquisition of each Vessel by CC or any of its subsidiaries, CSM shall provide all usual and customary Vessel technical management services with respect to the operation of such Vessel, including, but not limited to, the following (the “Technical Management Services”):
(a)	providing competent personnel to supervise the day-to-day operation, maintenance and general efficiency of the Vessel;
(b)	arrangement of the supply of necessary provisions, stores, paints, equipment, spares, bunkers and lubricating oil; provided that CSM shall not in any circumstances have any liability for any bunkers which do not meet required specifications. CSM will, however, take such action, on behalf of CC, against the supplier of the bunkers, if requested by CC.
(c)	appointment of surveyors and technical consultants as CSM may consider from time to time to be necessary or appropriate;
(d)	development, implementation and maintenance of a suitable Safely Management System (SMS) in accordance with the ISM Code (see sub-clauses 4.2 and 5.3) and a Safety System (ISPS) as required by international regulations.
(e)	maintaining the Vessel in such condition as to be acceptable to major charterers as well as oil majors’ vetting standards;
(f)	arranging and procuring the vetting of the vessels and CC or CSM by major charters and arranging and attending relevant inspections of the Vessels, including pre-vetting inspections or visits at the premises of CSM or CC;
(g)	arranging and procuring the attendance for any technical matters and surveys associated with the commercial operation of the Vessel;
(h)	arranging repairs, refurbishment or modifications, including those not covered by the guarantee of the shipbuilder or by the insurance covering the Vessels, resulting from maritime accidents, collisions, other accidental damage or any unforeseen events;
(i)	arranging for all improvements, upgrades or modifications or structural changes with respect to the installation of new equipment aboard any Vessel that result from a change in, an introduction of new, or a change in the interpretation of, applicable laws, at the recommendation of the classification society or of the charterer or potential charterer as indicated during the vetting or inspection for that Vessel or otherwise;

(j)	providing technical and shore-side support for the Vessel and attending to all other technical matters necessary for the operation of the Vessel;

(k)	performing all usual and customary duties relating to the loading and discharging of cargoes at all ports, unless performed by the Charterer;

(l)	arranging for employment of counsel and the investigation, follow-up and negotiation of the settlement of all claims arising in connection with the operation of the Vessel;

(m)	coordinating CC’s payment of all ordinary charges incurred in connection with the management of the Vessel, unless otherwise paid by the Charterer;

(n)	promptly upon CC’s request, reporting to CC the Vessel’s movement, position at sea, arrival and departure dates, and major casualties and damages received or caused by the Vessel and any type of reports or surveys prepared in connection with the Vessel;

(o)	arranging for the payment of any tax, dues or fines imposed on the Vessels or CSM due to the operation of the Vessels; and

(p)	performing any other functions or Services in connection with the Technical Management Services as may be reasonably requested by CC from time to time.
Drydock, repairs and improvements. CSM shall arrange for and supervise the drydockings, repairs, alterations and maintenance of each Vessel to the standards required to ensure that such Vessel will comply with the laws of the flag of such Vessel and of the jurisdictions where such Vessel trades and all requirements and recommendations of the applicable classification society, and vetting requirements of major charterers and oil majors. CC shall directly pay the relevant third party providing drydocking, repair, alteration, or maintenance services all fees and costs for the same and reimburse any superintendent fees and all costs and travel expenses incurred by any personnel of CSM in attendance.
Insurance. Commencing with or, to the extent reasonably necessary for the arrangement of relevant insurances for the efficient operation of any Vessel prior to the acquisition of each Vessel by CC or any of its subsidiaries, CSM shall arrange such insurances as CC shall have instructed or agreed, in particular as regards scope of cover, insured values, deductibles and franchises.
All insurance policies shall be in the joint names of CC and CSM provided that, unless CSM gives express prior consent, no liability to pay premiums or P&I calls shall be imposed on CSM, notwithstanding the restrictions on P&I cover which would thereby result.
CSM shall arrange for and on behalf of CC any such additional insurance required under any Credit Facility, including, as applicable, arranging for any of the Lenders thereto being named as “loss payee” or “additional insured” in accordance with the terms of any Credit Facility.
CSM shall manage all claims and cooperate with CC’s insurers and underwriters with respect to the investigation or settlement of claims by the relevant Company Group Member or any third party under the Insurances, including taking necessary steps to have repairs covered by the applicable insurance policy or policies.
CSM shall handle and settle all claims arising out of the provision of Services under the Agreement.

B. COMMERCIAL SERVICES
Commercial Management Services. Commencing with or, to the extent reasonably necessary for the provision of Commercial Management Services for the efficient operation of any Vessel prior to the acquisition of each Vessel by CC or any of its subsidiaries, CSM shall provide all usual and customary commercial management services with respect to such Vessel, including, but not limited to, the following (collectively, the “Commercial Management Services”):
(a)	marketing and promoting the Vessel;
(b)	identifying, negotiating and securing Charterers and Charters and other employment for the Vessels for and on behalf of CC or any of its subsidiaries;
(c)	monitoring proper payment to CC or the relevant subsidiary or its nominee of all hire and freight revenues or other moneys of whatsoever nature arising out of the employment of the Vessel or otherwise in connection with the Vessel to which CC or any of its subsidiaries may be entitled;
(d)	providing voyage estimates and accounts and calculating and invoicing of hire, freights, demurrage and dispatch moneys due from or due to the Charterers of the Vessel;
(e)	administering the Charters;
(f)	appointing agents, towage companies and other port, canal or similar services; and
(g)	time taking all other actions relating to commercial management of the Vessel as CSM deems necessary to fulfill its obligations under this Agreement and performing any other functions or services in connection with the Commercial Management Services as may be reasonably requested by CC from time to time.
C. STRATEGIC SERVICES
General Strategic Services. As of the date of this Agreement, CSM shall provide strategic, corporate planning, business development and advisory services to CC, including, but not limited to, the following:
(a)	providing general strategic planning services and implementing corporate strategy, including developing acquisition and divestiture strategies;
(b)	identifying, negotiating and securing opportunities for CC to acquire or to construct Vessels, and negotiating and carrying out the purchase of existing and any newbuilding Vessels;
(c)	(i) identifying, negotiating and securing opportunities for CC to acquire or merge with companies or other Persons that own or operate Vessels or are otherwise involved in the crude tanker shipping industry, (ii) negotiating and carrying out the purchase of such companies or other Persons, and (iii) working to integrate any such acquired businesses;
(d)	identifying, investigating and implementing tax planning, leasing or other tax savings initiatives;
(e)	assisting CC in connection with any future offerings of Common Shares or other securities CC may determine is desirable, all under the direction and supervision of the Board of Directors; and
(f)	providing such other strategic, corporate planning, business development and advisory functions and services as CC may reasonably request from time to time.

Sale and Purchase and Financing Services. CSM shall identify vessels for purchase, perform class records review and physical inspection and make recommendation to CC as to whether any vessel should be bought. Any costs incurred by CSM in relation to the sale or purchase of any vessel to be fully reimbursed by CC.
(a)	After approval has been granted by CC for the purchase of the identified vessel, CSM shall on behalf of CCs proceed to purchase same under the best possible terms and conditions in accordance with industry standards.
(b)	In the event the vessel identified is a newbuilding Vessel, CSM shall oversee and supervise in all material respects the negotiation of the acquisition and supervision of construction;
(c)	CSM shall perform all functions necessary to allow owners to take physical delivery of the vessel and proceed with commercially managing same.
(d)	CSM may also arrange and negotiate finance for any vessels acquired or constructed;
(e)	CSM shall also sell vessel(s) or any part of the business of CC.
(f)	CSM shall proceed to market the vessel for sale, solicit offers, negotiate the sale of any Company vessel under the best possible terms and conditions in accordance with industry standards.
(g)	CSM shall perform all functions necessary to enable CC to physically deliver the vessel to her contractual buyer; and
(h)	CSM shall perform any other functions or services in connection with the sale and purchase or financing of any Vessel as may be reasonably requested by CC from time to time.
D. INVESTOR RELATIONS SERVICES
As of the effective date of this Agreement, CSM shall provide, or shall arrange for the provision of, all or such portion of the investor relations Services (the “IR Services”), in a commercially reasonable manner and pursuant to the terms of this Agreement, as CPLP, may from time to time direct, all under the supervision of CC, including but not limited to the following:
(a)	assistance with the corporate and investor relations of CC and the implementation of the decisions of CC according to the terms and conditions of this Agreement;
(b)	assistance with and coordination of the preparation and dissemination of corporate information of CC to the public, existing and potential investors and the Shareholders of CC, always under the control and direction of CC;
(c)	initiating and maintaining contact with existing and potential investors, introducing CC to potential investors and providing such investors with relevant information and updates on CC on an on-going basis;
(d)	performance of all such acts and things as may be required to foster a positive reputation for CC in the marketplace;
(e)	arranging for the attendance or representation of CC at industry conferences;

(f)	coordinating meetings with analysts, brokerage firms, investment and hedge fund CSMs or other investors that are or may be interested in covering CC;
(g)	providing assistance to CC in arranging and organizing investor relations presentations to interested investors and/or to its Shareholders;
(h)	reviewing public relations and marketing materials that have been, or may be, distributed to the US financial community and making appropriate suggestions;
(i)	reviewing CC’s world wide web page on an on-going basis and suggesting information content as necessary;
(j)	notifying CC of any major inquiry, complaint or request made by any Shareholder or any regulatory authority and delivering to CC all information relevant to such inquiry complaint or request;
(k)	providing such support and advice as from time to time may be required, considered necessary or advisable by CC relating to the investor relations function; and
(l)	performing any other functions or services in connection with the Investor Relation Services as may be reasonably requested by CC from time to time, provided that CSM shall at all times be subject to the general or specific instructions or direction of CC and shall keep CC informed as to all matters concerning its activities. For the avoidance of doubt, CSM shall have full power and authority to provide IR Services on behalf of CC except in respect of such matters and duties as by law must be transacted or performed by the Directors or senior officers of CC.
E. ADMINISTRATIVE SERVICES
CSM shall provide to CC administrative services, including but not limited to the services, described below and any other functions or services in connection with such Administrative Services as may be reasonably requested by CC from time to time, as of the effective date of this Agreement (collectively, the “Administrative Services”).
Accounting, Records and Financial Reporting. CSM shall:
(a)	on behalf of CC, establish an accounting system;
(b)	provide regular accounting services and supply regular reports, including reports required by the Securities and Exchange Commission, and any reports required under any financing arrangements of CC, and records meeting the requirements of CCs, as agreed with CC prior to the commencement of this Agreement in a manner that will permit financial statements to be prepared for CC in accordance with US GAAP;
(c)	prepare and provide such reports and accounting information so as to permit the Board of Directors to determine the amount of CC’s cash available for distribution and dividends to CC’s shareholders, and to assist CC in making arrangements with CC’s transfer agent for the payment of dividends to the shareholders;
(d)	financial statements and tax returns for CC and its subsidiaries as and when required by CC;

(e)	maintain proper and adequate records of all costs and expenditure incurred as well as data necessary or proper for the settlement of accounts between the parties.
(f)	CSM shall at all times maintain and keep true and correct accounts and shall make the same available for inspection and auditing by CC at such times as may be mutually agreed; such books and records to be returned to CC at the termination of this Agreement;
(g)	CSM shall oversee banking services for CC and shall establish in the name of CC any accounts instructed by CC with such financial institutions as CC may request and such administer and manage such accounts;
(h)	as and when reasonably requested by CC from time to time, such other reports with respect to financial and other information of CC; and
(i)	performing any other function in connection with the Administrative Services as may be reasonably requested by CC from time to time.
Internal Audit Services. CSM shall provide all necessary accounting and administrative support services in order for CC to be and remain compliant with the requirements of the Sarbanes-Oxley Act, and in particular section 404, including but not limited to the development, implementation, maintenance and monitoring of internal control over financial reporting and disclosure controls and procedures and any other functions or services in connection with such internal audit services as may be reasonably requested by CC from time to time.
Information Technology Services. As part of the general IT services required for the operations of CC’s fleet and business, CC requires certain Information Technology (“IT”) Services to be provided that comply with all rules, regulations and requirements that it must comply with and for it to remain up to date with all necessary and up to data functions available for a company of its type.
Budgets and Corporate Planning.
The CSM shall present to the CC annually a budget for the following twelve months in such form as the CC requires. Annual budgets shall be prepared by the CSM and submitted to the CC not less than one month before the anniversary date of the CSM’s financial year.
The CC shall indicate to the CSM its acceptance and approval of the annual budget within one month of presentation and in the absence of any such indication the CSM shall be entitled to assume that the CC has accepted the said budget. If CC does not agree with any term thereof it shall give CSM notice of such disagreement and a proposal for resolution. In resolving any disagreements CC and CSM shall consider, among other things, CC’s obligations under any relevant Charters, Credit Facility, or Other Financing Agreement and CSM’s general obligations and general economic and market conditions.
The Parties acknowledge that any projections contained in the Approved Budget are subject to and may be affected by changes in financial, economic and other conditions and circumstances beyond the control of the Parties.
Whenever, due to circumstances beyond the reasonable control of CSM, emergency expenditures are required to ensure that any Vessels are operated and maintained as required under any applicable Charters, CSM may make such emergency expenditures and reasonably request prompt reimbursement thereof

Following the agreement of the budget, the CSM shall prepare and present to the CC it’s estimated for the working capital requirement of the Vessel and the CSM shall each month update this estimate.
Legal and Securities Compliance Services.
CSM shall assist CC with the following items, whether or not related to any of the Vessels:
(a)	compliance with all Applicable Laws, including all relevant securities laws and the rules and regulations of the SEC, the New York Stock Exchange and any other securities exchange upon which CC’s securities are listed;
(b)	arranging for the provision of advisory services to CC with respect to CC’s obligations under applicable securities laws in the United States and disclosure and reporting obligations under applicable securities laws, including the preparation for review, approval and filing by CC of reports and other documents with the SEC and all other applicable regulatory authorities;
(c)	maintaining CC’s corporate existence and good standing in all necessary jurisdictions and assisting in all other corporate and regulatory compliance matters;
(d)	handling and settling all claims arising out of the provision of services hereunder, including the commencement or defense of legal actions with respect to CC or any of its subsidiaries, including legal actions that relate to labor relations or employment proceedings; provided, however, that any agreements, amendments to existing agreements or settlements where the amount of settlement is above $500,000, must be approved by the Board of Directors.
Interaction with Regulatory Authorities.
Notwithstanding anything in this Agreement, CSM shall not act for or on behalf of CC in its relationships with regulatory authorities except to the extent specifically authorized by CC from time to time.
Other Administrative Services. CSM shall, as instructed by CC from time to time:
(a)	assist with arranging board meetings and preparing board and committee meeting materials, including, as applicable, agendas, discussion papers, analyses and reports;
(b)	obtain, on behalf of CC, general insurance, director and officer liability insurance and any other insurance as directed by CC;
(c)	administer payroll services, benefits and directors fees;
(d)	provide all administrative services required in connection with any Credit Facility or Other Financing Agreement;
(e)	negotiate loan and credit terms with lenders in the ordinary course and monitor and maintain compliance therewith;
(f)	negotiate and arrange for interest rate swap agreements, foreign currency contracts and forward exchange contracts;
(g)	monitor the performance of investment managers;

(h)	at the request and under the direction of CC, handle all administrative and clerical matters in respect of any shareholder meetings;
(i)	provide, at the request and under the direction of CC, such communications to the transfer agent for CC as may be necessary or desirable;
(j)	make recommendations to CC for the appointment of auditors, accountants, legal counsel and other independent experts; provided, however, that nothing herein shall permit CSM to engage any such adviser or expert for CC without CC’s specific approval;
(k)	attend to all matters necessary for any reorganization, bankruptcy or insolvency petitions or proceedings, liquidation, dissolution or winding up of CC;
(l)	attend to all other administrative matters necessary to ensure the professional management of CC’s business or as reasonably requested by CC from time to time.

SCHEDULE B
FEES AND COSTS
In consideration for the provision of the Services listed in Schedule A by CSM to CC, CC shall pay CSM the following fees:
(a)	A technical management fee equal to $850 per Vessel per day for technical services provided to CC. Such $850 amount shall be subject to increase on each anniversary of the date hereof based on the total percentage increase, if any, in the Consumer Price Index over the immediately preceding twelve months of the Term.
(b)	A fee of $100 per day per vessel for services in connection with compliance with Section 404 of the Sarbanes-Oxley Act of 2002.
(c)	A quarterly fee of $50,000 for services in relation to the financial reporting requirement of CC under the Securities and Exchange Commission rules and the establishment and monitoring of internal controls over financial reporting.
(d)	A management fee of 1.25% of all gross charter revenues generated by each Vessel for Commercial Services rendered.
(e)	Upon consummation of the sale or purchase of a Vessel, CC shall pay CSM a fee equal to 1% of the gross purchase or sale price.
(f)	CSM shall, at no extra cost to CC, provide its own office accommodation, office staff and stationary.
EXCHANGE RATE ADJUSTMENT
The above Management fees are on the basis of a parity of US$/Euro at 1.50. At the beginning of each calendar quarter date the daily Management fee for the next 3 months will be adjusted upwards or downwards according to the US$/Euro exchange rate as quoted on [Bloomberg] two business days before the end of each calendar quarter.
ANNUAL REVIEW
Following the fifth anniversary of this Agreement the Fees described above shall be reviewed between the parties on an annual basis.
ADMINISTRATION
CC shall reimburse CSM for all of the reasonable direct and indirect costs, liabilities and expenses incurred by CSM and its Affiliates in providing the Services set out in Schedule A, including, but not limited to employment costs for any personnel of CSM for the time spent on matters related to the provision of the Services.
CC shall pay for any similar costs, liabilities and expenses that were not reasonably contemplated by CC and CSM as being encompassed by or a component of the Fees and Costs at the time the Fees and Costs were determined.

B-1

(a) SETTLEMENT
Within [15] days after the end of each month, CSM shall submit to CC for payment an invoice for reimbursement of all costs and expenses incurred by CSM (the “Costs and Expenses”) in connection with the provision of the Services under the Agreement for such month. Each statement will contain such supporting detail as may be reasonably required to validate such amounts due.
CC shall make payment within [15] days of the date of each invoice (any such day on which a payment is due, the “Due Date”). All invoices for Services are payable in U.S. dollars. All amounts not paid within 10 days after the Due Date shall bear interest at the rate of 1.00% per annum over US$ LIBOR from such Due Date until the date payment is received in full by CSM.

B-2

SCHEDULE C

Vessel	Capacity	Year Built	Flag	Date acquired

C-1